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 FORM 3                                                   OMB APPROVAL
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                                                  OMB Number:..........3235-0104
                                                  Expires: December 31, 2001
                                                  Estimated average burden ..
                                                  hours per response ........0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


(Print or Type Responses)

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
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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
    COBURN, STEVEN                            Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)              F5 NETWORKS, INC. (FFIV)            (Month/Day/Year)
     (Last)     (First)     (Middle)          05/29/01                   ----------------------------------
    4510 160th AVENUE SE                   ----------------------------  5. Relationship of Reporting        -----------------------
----------------------------------------   3. I.R.S Identification          Person(s) to Issuer              7. Individual or Joint/
             (Street)                         Number of Reporting           (Check all applicable)              Group Filing (Check
    ISSAQUAH, WA 98027                        Person, if an entity          Director          10% Owner         Applicable Line)
--------------------------------------        (voluntary)                   -----            -----            X Form filed by
      (City)      (State)      (Zip)       ----------------------------    X   Officer      X    Other       -----  One Reporting
                                                                            ----- (give   -----  (specify           Person
                                                                                   title below)   below)            Form filed by
                                                                            CHIEF FINANCIAL OFFICER &        -----  More than One
                                                                            SR. VP OF FINANCE                       Reporting Person
                                                                           ----------------------------------
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                                      TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.        Page 1 of 2 pages
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                   SEC 1473 (3-99)
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

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
 FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deriv-        ative
                                                                                      ative         Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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NON-QUALIFIED STOCK OPTION                 05/29/11      COMMON STOCK     200,000      $12.72           D
(RIGHT TO BUY)(1)
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Explanation of Responses:

(1) Options vest 25% one year after the grant date, and in equal monthly increments over the following three year period.


**    Intentional misstatements or omissions of facts constitute                        /s/ STEVEN COBURN                 6/5/01
      Federal Criminal Violations.                                               -----------------------------------  --------------
                                                                                   **Signature of Reporting Person         Date
Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

SEC 1473 (3-99)                                                                                                    Page 2 of 2 pages
                                                                                                                    SEC 1473 (3-99)

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